 Exhibit 99.1

Datawatch Announces Second Quarter 2016 Financial Results

Total revenues of $7.4 million reflects subscription pricing model

License deferred revenue increases nearly 300% year-over-year

Subscription bookings up over 500% year-over-year

Bedford, Mass.—April 20, 2016—Datawatch Corporation (NASDAQ-CM: DWCH), a leading global provider of self-service data preparation and visual analytics solutions, today announced that total revenue for its second quarter of fiscal 2016 ended March 31, 2016 was $7.42 million, essentially flat with revenue of $7.46 million for the second quarter of fiscal 2015. License revenue for the second quarter of fiscal 2016 was $3.65 million, a 7% decline from the $3.91 million recorded in the comparable quarter a year ago, although the 2015 quarter did not reflect the company’s move to subscription license sales. Net loss for the second quarter of fiscal 2016 was ($3.36) million, or ($0.29) per diluted share, compared to a net loss of ($5.81) million, or ($0.51) per diluted share, for the year ago period. Excluding the effects of the non-cash amortization associated with the purchase of certain intellectual property and other intangible assets, non-cash stock compensation costs, and severance costs, the Company’s non–GAAP net loss for its second quarter of fiscal 2016 was ($1.64) million, or ($0.14) per diluted share, compared to a non-GAAP net loss of ($3.25) million, or ($0.29) per diluted share, for the second quarter of fiscal 2015.

“During the second fiscal quarter, we added 178 new customers to the impressive roster of customers of our market-leading Monarch data preparation solution,” said Michael A. Morrison, president and chief executive officer of Datawatch. “We also experienced good early signs of the expected increase in ‘expand’ activity from self-service data preparation customers we signed up in the prior two quarters. The traction we are seeing in the market is very encouraging, especially considering that our Monarch solution for self-service data preparation has only been in the market for three full quarters. Lastly, we are extremely pleased that a top Tier 1 bank, a leading pan-European financial marketplace and a risk and compliance platform provider all selected our powerful real-time visualization solution last quarter following lengthy competitive evaluations, reinforcing our position as the leader in visual analytics solutions for financial institutions and the capital markets space.”

Mr. Morrison added, “All of these important achievements serve to improve our opportunities to deliver revenue growth in both the near-term and longer term. We are very pleased with the industry analyst and customer reception to our latest release of Monarch Complete, which now counts more than 350 customers and well over 1,000 individual users in just three full quarters in the market. The recent decision by IBM to resell our Monarch self-service data preparation solution with IBM Watson Analytics and IBM Cognos Analytics is further testament that Monarch is the best available solution to address this rapidly growing market and its business requirements.”

James L. Eliason, chief financial officer, commented, “Our deferred license revenue at the end of the second fiscal quarter grew nicely, up almost 300% year-over-year aided by the subscription pricing model we instituted in Q3 of our last fiscal year, the growing new customer ‘lands’ for self-service data preparation and our improving maintenance renewal rates. In addition, license subscription bookings for the quarter were over $800,000, an all-time high, and an increase of almost 20% sequentially and five-fold year-over-year. Recognized revenue in the fiscal second quarter from our subscription license business was more than $500,000, representing a $2.0 million annual run rate that continues to build. We made solid progress in reducing our net loss in the second fiscal quarter and our balance sheet remains strong, with nearly $32 million in cash and equivalents. We remain disciplined about our investments, as reflected in our sequentially flat operating expenses, and expect to remain so throughout this fiscal year.”

Transition to Subscription Sales

In Q3 2015, Datawatch changed its pricing practice for Monarch, transacting all small volume orders on a subscription basis only, rather than a perpetual license basis. The total value over the life of the subscription is recorded as bookings, but only the portion of the annual subscription fee earned in the quarter sold is treated as revenue in that quarter. The balance is deferred and recorded as revenue over the life of the subscription. This lowers current reported revenue, but builds deferred revenue that will be recorded as revenue over the life of the subscription. Since subscription sales include maintenance, maintenance revenue will be similarly reduced.

Second Quarter 2016 Business Highlights

•	Datawatch and IBM teamed to deliver better and faster data access and self-service data preparation to IBM Watson Analytics and IBM Cognos Analytics users. As part of this agreement, IBM is reselling Monarch for self-service data preparation.

•	Datawatch scored as one of the leading vendors in the 2016 End User Data Preparation Market Study published by Dresner Advisory Services.

•	Datawatch expanded self-service data preparation deployments at leading global firms, including Commerce Bank, Cerner Corporation, BB&T, TD Bank and PwC.

•	HSBC, one of the largest banking and financial services institutions in the world, selected Datawatch for visualizing trade and market data in its equities, FX and fixed income groups.

Second Quarter 2016 Financial Highlights

•	Cash and short-term investments were $31.52 million at March 31, 2016, down 5% from $33.02 million at December 31, 2015 and down 18% from $38.49 million at March 31, 2015.

•	Gross margin (excluding IP amortization expense) for the second quarter of fiscal 2016 was 92%, an increase from 83% in the second quarter of fiscal 2015.

•	Days sales outstanding were 63 days at March 31, 2016, compared to 69 days at March 31, 2015.

•	There were 8 six-figure deals in the second quarter this fiscal year, an increase from 5 in the second quarter of fiscal 2015.

•	The average deal size in the second quarter of fiscal 2016 was $43,000, an increase from $31,000 in the second quarter of fiscal 2015.

•	Deferred revenue reached $8.7 million at March 31, 2016, the highest in the company’s history, and a 26% increase from $6.9 million at March 31, 2015.

Conference Call

Datawatch’s second quarter of fiscal year 2016 earnings conference call will take place on Thursday, April 21, 2016 at 8:30 a.m. Eastern Time. To access the conference call, the toll-free dial in number is (877) 407-0782. Internationally, the call may be accessed by dialing (201) 689-8567. The conference call will be broadcast live on the Internet at:
http://www.investorcalendar.com/IC/CEPage.asp?ID=174918. It is recommended that listeners register to participate and download any necessary audio software from the website 15 minutes prior to the scheduled call. An archived replay of the broadcast will be available for 90 days at the same location.

About Datawatch Corporation
Datawatch Corporation (NASDAQ-CM: DWCH) enables ordinary users to deliver extraordinary results with all their data.  Only Datawatch can unlock data from the widest variety of sources and prepare it for use with visualization tools or other business processes.  When real-time visibility to rapidly changing data is critical, Datawatch enables you to visualize streaming data for the most demanding business environments such as capital markets. Organizations of every size worldwide use Datawatch products including 93 of the Fortune 100. Datawatch is headquartered in Bedford, Massachusetts with offices in New York, London, Frankfurt, Stockholm, Singapore, and Manila, and with partners and customers in more than 100 countries worldwide.  See how Datawatch can help you by downloading a free version at www.datawatch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements, including but not limited to those relating to results of operations, contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the continuing weak global economy; risks associated with fluctuations in quarterly operating results due, among other factors, to the long sales cycle with enterprise customers and the size and timing of large customer orders; risks associated with acquisitions; the risk that our goodwill resulting from acquisitions may become impaired and require a write-down; limitations on the effectiveness of internal controls; rapid technological change; Datawatch’s dependence on the introduction of new products and product enhancements and possible delays in those introductions; competition in the software industry generally, and in the markets for next generation analytics in particular; Datawatch's dependence on its principal products, proprietary software technology and software licensed from third parties; Datawatch’s concentration of customers in the financial sector; risks associated with international sales and operations; risks associated with indirect distribution channels and co-marketing arrangements, many of which were only recently established; the adequacy of Datawatch’s sales returns reserve; risks associated with a subscription sales model; Datawatch’s dependence on its ability to hire and retain skilled personnel; disruption or failure of Datawatch’s technology systems that may result from a natural disaster, cyber-attack, security breach or other catastrophic event; risks related to actions by activist stockholders, including the amount of related costs incurred by Datawatch and the disruption caused to Datawatch’s business activities by these actions; and uncertainty and additional costs that may result from evolving regulation of corporate governance and public disclosure. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2015 and its Form 10-Q for the quarter ended December 31, 2015. Any forward-looking statements should be considered in light of those factors.

Use of Non-GAAP Financial Information

We define non-GAAP net loss as U.S. Generally Accepted Accounting Principles (“GAAP”) net loss plus goodwill and long-lived assets non-cash impairment charges, non-cash amortization associated with the purchase of certain intellectual property and other intangible assets, non-cash stock compensation costs, and severance costs. We discuss non-GAAP net loss in our quarterly earnings releases and certain other communications as we believe non-GAAP net loss is an important measure that is not calculated according to GAAP. We use non-GAAP net loss in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors and evaluating short-term and long-term operating trends in our operations. We believe that non-GAAP net loss assists in providing an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

Non-GAAP net loss is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the non-GAAP net loss financial adjustments described above, and investors should not infer from our presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring.

The table below entitled “Non-GAAP Disclosure - Reconciliation of Net Loss to Non-GAAP Net Loss” reconciles the Company’s GAAP net loss to the Company’s non-GAAP net loss.

# # #

Investor Contact:
Datawatch Investor Relations
investor@datawatch.com
Phone: (978) 441-2200 ext. 8323

Media Contact:

Erin Hoesly

Datawatch Corporation

Erin_Hoesly@datawatch.com

Phone: (978) 441-2200 ext. 8322

Twitter: @datawatch

© 2016 Datawatch Corporation. Datawatch and the Datawatch logo are trademarks or registered trademarks of Datawatch Corporation in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

DATAWATCH CORPORATION
Condensed Consolidated Statements of Operations
Amounts in Thousands (except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2016	2015	2016	2015

REVENUE:
Software licenses	$3,645	$3,911	$6,792	$7,086
Maintenance	3,480	3,296	7,082	6,705
Professional services	299	255	605	632
Total revenue	7,424	7,462	14,479	14,423

COSTS AND EXPENSES:
Cost of software licenses	499	721	1,188	1,596
Cost of maintenance and services	610	1,084	1,208	1,962
Sales and marketing	5,100	6,802	10,848	14,790
Engineering and product development	2,066	2,187	3,893	4,710
General and administrative	2,626	2,434	4,860	4,575
Impairment of goodwill and long lived intangible assets	-	-	-	32,009
Total costs and expenses	10,901	13,228	21,997	59,642

LOSS FROM OPERATIONS	(3,477)	(5,766)	(7,518)	(45,219)
Other income (expense)	9	(11)	(15)	(2)

LOSS BEFORE INCOME TAXES	(3,468)	(5,777)	(7,533)	(45,221)
Income tax (expense) benefit	106	(32)	207	2,536

NET LOSS	$(3,362)	$(5,809)	$(7,326)	$(42,685)

Net loss per share - Basic	$(0.29)	$(0.51)	$(0.63)	$(3.80)
Net loss per share - Diluted	$(0.29)	$(0.51)	$(0.63)	$(3.80)
Weighted Average Shares Outstanding - Basic	11,701	11,340	11,669	11,237
Weighted Average Shares Outstanding - Diluted	11,701	11,340	11,669	11,237

Non-GAAP Disclosure - Reconciliation of Net Loss to Non-GAAP Net Loss:

GAAP Net Loss	$(3,362)	$(5,809)	$(7,326)	$(42,685)
Add-back Impairment of Goodwill & Long-Lived Assets	-	-	-	32,009
Add-back Amortization of Intangibles & IP	568	572	1,140	1,438
Add-back Share-Based Compensation	1,001	798	2,024	2,539
Add-back Severance	155	1,193	289	1,611
Subtotal of additions	1,724	2,563	3,453	37,597

Non-GAAP Net Loss	$(1,638)	$(3,246)	$(3,873)	$(5,088)
Net loss per share - Basic	$(0.14)	$(0.29)	$(0.33)	$(0.45)
Net loss per share - Diluted	$(0.14)	$(0.29)	$(0.33)	$(0.45)
Weighted Average Shares Outstanding - Basic	11,701	11,340	11,669	11,237
Weighted Average Shares Outstanding - Diluted	11,701	11,340	11,669	11,237

DATAWATCH CORPORATION
Condensed Consolidated Balance Sheets
Amounts in Thousands
(Unaudited)

	March 31,	September 30,
	2016	2015

Cash and cash equivalents	$31,516	$35,162
Accounts receivable, net	5,410	7,081
Prepaid expenses and other current assets	2,244	2,013
Total current assets	39,170	44,256

Property and equipment, net	1,248	614
Intangible and other assets, net	12,835	14,061

	$53,253	$58,931

Accounts payable and accrued expenses	$3,801	$4,202
Deferred revenue - current portion	8,454	8,452
Deferred tax liability- current portion	-	274
Total current liabilities	12,255	12,928

Other long-term liabilities	623	461
Total long-term liabilities	623	461

Total shareholders' equity	40,375	45,542

	$53,253	$58,931